Exhibit 10.2

This fourth amended and restated promissory note (this “Note”) has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. No transfer, sale or other disposition of this Note may be made unless a registration statement with respect to this Note has become effective under said Act, and such registration or qualification as may be necessary under the securities laws of any state has become effective, or the Maker (as defined below) has been furnished with an opinion of counsel satisfactory to the Maker that such registration is not required.

Payments of principal and interest in respect of this Note are subordinated to payments of certain other indebtedness of the Maker, as set forth herein.

FOURTH AMENDED AND RESTATED PROMISSORY NOTE

Louisville, Colorado

$3,000,000	March 16, 2015 (the “Issue Date”)

FOR VALUE RECEIVED, the undersigned, REAL GOODS SOLAR, INC., a Colorado corporation (“Maker”), PROMISES TO PAY TO THE ORDER OF RIVERSIDE FUND III, L.P. or its registered assigns (the “Payee”), the sum of THREE MILLION DOLLARS ($3,000,000), in lawful money of the United States of America, together with interest on the unpaid principal amount, all in accordance with the provisions stipulated herein.

Interest shall accrue on the principal amount of this Note at the rate of ten percent (10.0%) per annum, compounded annually, calculated based on a 360-day year, and accruing daily from the Original Issue Date until repaid.

All unpaid principal and all accrued but unpaid interest shall mature and become due and payable in full on the earlier of March 31, 2016 and the occurrence of a Proceeding (the “Maturity Date”). For the purposes of this Note, a “Proceeding” shall mean either (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or such person’s debts, or of a substantial part of such persons assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (b) Maker shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing.

This Note is one of the promissory notes referred to in that certain Shareholders Agreement, dated as of December 19, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Shareholders Agreement”), by and among Maker, Riverside Renewable Energy Investments, LLC and Gaiam, Inc., and is subject to the provisions of the Shareholders Agreement. All rights and remedies available to Payee under this Note shall be cumulative of and in addition to all other rights and remedies granted to Payee at law or in equity.

Maker agrees, and Payee by accepting this Note agrees, that this Note, and the indebtedness evidenced hereby, including all principal and interest (the “Subordinated Obligations”), shall be subordinate and junior in right of payment to the prior payment in full in cash of all indebtedness for borrowed money (the “Senior Obligations”) owed by Maker to any lenders unaffiliated with Maker (the “Senior Lenders”), and that such subordination of the payment of the Subordinated Obligations to the payment in full of the Senior Obligations shall be subject to customary subordination terms reasonably acceptable to such Senior Lenders, including the following:

(a) the subordination provisions shall be effective and apply to the Subordinated Obligations until such time as (i) the Senior Obligations shall be repaid in full in cash, and (ii) all commitments of the Senior Lenders to make loans or other credit extensions to or on behalf of Maker shall expire or terminate (the “Senior Obligations Termination”); and

(b) notwithstanding any provision in this Note to the contrary, prior to the earlier of the Maturity Date and the Senior Obligations Termination, Payee shall not ask, demand, sue for, take or receive from Maker or any other person or entity, directly or indirectly, in cash or other property or by set-off or in any other manner, and Maker shall not repay, or cause to be repaid, any or all of the Subordinated Obligations, except under customary terms reasonably acceptable to the Senior Lenders.

This Note is secured by a second priority security interest, more particularly described in that certain Security Agreement dated as of March 16, 2015, by and among Payee, Maker and Maker’s subsidiaries party thereto (together with Maker, the “Debtor”), the form of which is attached hereto as Exhibit A (the “Security Agreement”).

Subject to the foregoing provisions, Maker shall have the right to prepay this Note at any time without premium or penalty, provided that payments will be applied first to accrued and unpaid interest on the principal amount and the balance, if any, to the reduction of principal.

No modification, amendment, termination, or cancellation of any provision of this Note shall be valid and binding, unless it be in writing and signed by Maker and Payee. No failure or delay on the part of Payee in exercising any right, power or privilege hereunder and no course of dealing between Maker and Payee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

This Note, together with the Shareholders Agreement, represents the final agreement between Maker and Payee and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between Maker and Payee. There are no unwritten oral agreements between Maker and Payee.

This Note is issued in replacement of and substitution for, but not in repayment or novation of, the Third Amended and Restated Promissory Note, dated as of August 18, 2014, the Second Amended and Restated Promissory Note, dated as of May 23, 2013, the Amended and Restated Promissory Note, dated as of March 27, 2013 and the original Promissory Note dated as of May 3, 2012 (the “Original Issue Date”), each in the original principal amount of $3,000,000.

This Note shall be governed by, and construed in accordance with the laws of the State of Colorado.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

MAKER:

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Name:	Dennis Lacey
Title:	Chief Executive Officer

Acknowledged and Agreed:

PAYEE:

RIVERSIDE FUND III, L.P.

By:	Riverside Partners III, LP, its general partner

By:	Riverside Partners III, LLC, its general partner

By:	/s/ David Belluck
Name:	David Belluck
Title:	Manager

EXHIBIT A

Form of Security Agreement

(See Attached.)